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COMPANY PRESS RELEASE

SOURCE: PANJA, INC.

PANJA(TM) ANNOUNCING RESTRUCTURING

DALLAS, Dec. 15/PRNewswire/ -- Panja (Nasdaq: PNJA - news) announced today that it plans to sell its Synergy software division and relocate operations of its Panja PHAST office from Salt Lake City to Dallas. These activities will result in restructuring charges of $4.3 million to be taken in the December quarter.

Panja also announced that revenues for the December quarter will be approximately $20 million. Panja will report a loss in the December quarter of approximately $0.50 per share.

"The restructuring moves we are announcing today are intended to make our organization stronger and more focused on delivering products and services which further our mission -- Extending the Internet Beyond the PC(TM)," said Joe Hardt, Panja President & CEO. "The Panja 1000 product will be shipping in the next few weeks into the consumer space. We expect to continue that mission in 2000 by introducing some exciting new products and services which will allow us to "Extend the Internet Beyond the PC" in the Enterprise," said Hardt.

About Panja, Inc.

Panja is a new kind of Internet company, linking home and business appliances seamlessly and meaningfully to Internet content and services. Panja (Nasdaq:
PNJA - news, www.panja.com - news) provides leading-edge technology that is slashing Internet information and entertainment free of the bonds of the PC. Panja is creating a whole new market for home and enterprise automation and networking. Panja products serve consumer and enterprise markets, from boardrooms to classrooms to living rooms. In delivering rich Internet content to non-PC devices, Panja is opening new doors for content providers, people who build broadband infrastructure ... and users. It's new world.

Certain information contained herein contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company, and are subject to a number of risks and other factors which could cause the actual results of the Company to differ materially from those contained in and anticipated by the forward-

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looking statements. Among such factors are: industry concentration and the
Company's dependence on major customers, competition, risks associated with international operations and entry into new markets, government regulation, variability in operating results, general business and economic conditions, customer acceptance of and demand for the Company's new products, the Company's overall ability to design, test, and introduce new products on a timely basis, reliance on third parties, the Company's ability to manage change, dependence on key personnel, dependence on information systems and changes in technology. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management's current expectations of the Company's near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially.